UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of report (Date of earliest event reported): November 30, 2005

APRIA HEALTHCARE GROUP INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1-14316 (Commission File Number)	33-0488566 (I.R.S. Employer Identification Number)

26220 Enterprise Court Lake Forest, CA (Address of principal executive offices)	92630 (Zip Code)

Registrant’s telephone number: (949) 639-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

         On November 30, 2005, the Compensation Committee of the Board of Directors of Apria Healthcare Group Inc. (“Apria”) approved the acceleration of vesting of certain outstanding employee stock options with per share prices above $26.00, so that each such option became fully vested.

        As a result of this action, options to purchase 863,227 shares of Apria common stock became immediately exercisable, including options to purchase 456,545 shares held by Apria’s executive officers.

        The following table summarizes the outstanding options subject to acceleration:

	Aggregate Number of Shares Issuable Under Accelerated Stock Options	Weighted Average Exercise Price Per Share
Total Held by Named Executive Officers (1)	456,545	$31.41
Total Held by All Other Employees	406,682	$31.73
Total (2)	863,227	$31.56
(1)

Comprised of the five individuals named as executive officers by the Company’s Board of Directors on November 30, 2005 (Lawrence M. Higby, Lawrence A. Mastrovich, Amin I. Khalifa, William Jeffrey Ingram and Daniel J. Starck).

(2)	The accelerated options represent approximately 18.6% of Apria’s total outstanding options at November 30, 2005.

         The purpose of accelerating the vesting of these options is to eliminate the compensation expense that Apria would otherwise recognize in the Consolidated Statements of Income in future financial statements with respect to these options upon the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”). SFAS 123R will generally require that all stock options and other share-based payments to employees be recognized as an expense on Apria’s financial statements at the time of vesting. SFAS 123R will become effective as to Apria beginning January 1, 2006. More than half of the accelerated options would have vested according to their terms during 2006 and more than 77% would have vested by February 2007. As a result of the acceleration, the company expects to reduce its future share-based compensation expense by approximately $7.6 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

APRIA HEALTHCARE GROUP INC. Registrant
December 6, 2005	/s/ ROBERT S. HOLCOMBE Robert S. Holcombe Executive Vice President, Secretary and General Counsel